Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2024-USNCH23433 Registration Statement Nos. 333-270327 and 333-270327-01 Dated August 29, 2024; Filed pursuant to Rule 433

Trigger PLUS Securities with Auto-Callable Feature Based Upon the Performance of the Russell 2000® Index Due October 5, 2026
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The Russell 2000® Index (ticker symbol: “RTY”)
Stated principal amount:	$1,000 per security
Pricing date:	September 13, 2024
Issue date:	September 18, 2024
Maturity date:	October 5, 2026
Valuation dates:	Expected to be September 22, 2025 (the “interim valuation date”) and September 30, 2026 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to the underlying index
Automatic early redemption:	If, on the interim valuation date, the closing level of the underlying index is greater than or equal to the initial index level, the securities will be automatically redeemed on the third business day following the interim valuation date for an amount in cash per security equal to $1,000 plus the interim redemption premium. If the securities are automatically redeemed following the interim valuation date, they will cease to be outstanding.
Interim redemption premium:	11.25% of the stated principal amount
Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•

If the final index level is greater than or equal to the initial index level:
$1,000 + the leveraged return amount

•

If the final index level is less than the initial index level but greater than or equal to the trigger level:
$1,000

•

If the final index level is less than the trigger level:
$1,000 + ($1,000 x the index return)

If the securities are not automatically redeemed prior to maturity and the closing level of the underlying index on the final valuation date is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $750 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Trigger level:	75% of the initial index level

Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Leveraged return amount:	$1,000 × the index return x the leverage factor
Leverage factor:	125%
CUSIP/ISIN:	17332M4Q4 / US17332M4Q42
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010324012837/ dp217296_424b2-us2409947d.htm

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Change in Underlying	Return on Securities
+50.00%	62.50%
+40.00%	50.00%
+30.00%	37.50%
+20.00%	25.00%
+10.00%	12.50%
+5.00%	6.25%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-25.00%	0.00%
-26.00%	-26.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $916.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The trigger feature of the securities exposes you to particular risks.
•	The securities do not pay interest.
•	The term of the securities may be as short as one year.
•	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.
•	Your return on the securities depends on the closing level of the underlying index on two days.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying index.
•	The level of the underlying index may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlying index may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.